Exhibit 99.1

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS SECOND QUARTER 2011 RESULTS
- Net sales increase 10 percent to $398 million, a quarterly record –
- Advanced Airlaid Materials operating income nearly doubles -

YORK, Pennsylvania – August 2, 2011 – Glatfelter (NYSE: GLT) today reported 2011 second quarter adjusted earnings of $3.1 million, or $0.07 per diluted share, compared with $0.9 million, or $0.02 per diluted share, in the 2010 second quarter. Adjusted earnings for the 2011 second quarter benefited $0.06 per share from favorable tax adjustments. On a GAAP basis, second quarter 2011 net income totaled $2.5 million, or $0.05 per share, compared with $0.1 million, or $0.00 per share, in the second quarter of 2010. Consolidated net sales increased 9.7 percent in the year-to-year comparison and totaled $398.0 million.

“Our businesses continue to generate strong top-line growth and we made significant progress improving Advanced Airlaid Materials’ performance with net sales increasing by 25 percent and operating profit nearly doubling in comparison to last year,” said Dante C. Parrini, chairman and chief executive officer. “While our other business units also reported higher revenue, their results were below our expectations. In Composite Fibers, we experienced operating inefficiencies resulting from downtime to manage inventory levels, opportunistic maintenance spend, and challenges qualifying new grades. We incurred higher production costs as we made changes to our machine loading to create capacity to support our customers in the growing single-serve coffee market. In Specialty Papers, results were impacted by operating difficulties in our Spring Grove pulp mill and recovery boiler as well as increased costs of the annual maintenance outages. Our focus on operational excellence has been a key driver of our earnings growth over the last several quarters and I am confident that the operational issues experienced during the second quarter have been addressed and are now behind us.

For the remainder of the year, we expect market conditions to remain generally favorable including continued growth in our tea, coffee and feminine hygiene product lines. We are also focused on improving our operating performance and executing our continuous improvement initiatives which positions us well for a solid second half of the year.”

Adjusted earnings is a non-GAAP measure that excludes from the Company’s GAAP-based results certain non-core business items. The following table sets forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein:

	Three Months Ended June 30
	2011		2010
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$2,501	$0.05	$103	$0.00
Acquisition and integration related costs	518	0.01	1,318	0.03
Foreign currency hedge on acquisition price	–	–	(403)	(0.01)
Timberland sales and related transaction costs	69	–	(99)	—

Adjusted earnings	$3,088	$0.07	$919	$0.02

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

2011 Second-Quarter Business Unit Results

Specialty Papers

	For the quarter ended June 30
Dollars in thousands	2011	2010	Change
Tons shipped	191,763	187,847	3,916	2.1%
Net sales	$216,708	$208,740	$7,968	3.8
Energy and related sales, net	2,060	1,915	145	7.6
Operating income (loss)	(92)	2,729	(2,821)	–
Operating margin	–	1.3%

On a year-over-year basis, Specialty Papers’ net sales increased $8.0 million primarily due to a $7.4 million benefit from higher selling prices and a 2.1 percent increase in shipping volumes. During this same period, the broader uncoated free sheet market was down 3.2 percent.

During the second quarters of 2011 and 2010, the Company completed annually scheduled maintenance outages at its Chillicothe, OH and Spring Grove, PA facilities. These maintenance outages adversely impacted operating income by $20.6 million in the second quarter of 2011, compared with $19.6 million in the same quarter a year ago. These required annual outages negatively affect second-quarter results when compared with other quarters.

Specialty Papers’ 2011 second-quarter operating income decreased $2.8 million primarily due to the unfavorable impact of higher raw material, fuel and energy costs which totaled $6.5 million and higher maintenance and other operating costs that, together, more than offset the impact of higher selling prices and shipping volumes.

Composite Fibers

	For the quarter ended June 30
Dollars in thousands	2011	2010	Change
Tons shipped	22,938	22,966	(28)	(0.1)%
Net sales	$116,372	$101,999	$14,373	14.1
Operating income	9,250	8,913	337	3.8
Operating margin	7.9%	8.7%

Composite Fibers’ net sales increased $14.4 million, or 14.1 percent reflecting a $3.6 million benefit from higher selling prices and $10.4 million from foreign currency translation. The mix of products sold was favorable as growth in tea and coffee products offset weaker demand for metallized and composite laminate products.

Composite Fibers’ second-quarter 2011 operating income increased 3.8 percent or $0.3 million. The benefit from higher selling prices was more than offset by $4.9 million of higher raw material and energy costs, primarily related to fiber prices. In addition, operating income benefited $0.1 million from a stronger Euro. While Composite Fibers was impacted in the second quarter by a few production inefficiencies, the overall operating performance of this business was a benefit of $0.5 million when compared to the same quarter of 2010.

Advanced Airlaid Materials

	For the quarter ended June 30
Dollars in thousands	2011	2010	Change
Tons shipped	22,281	20,111	2,170	10.8%
Net sales	$64,904	$52,042	$12,862	24.7
Operating income	3,727	1,926	1,801	93.5
Operating margin	5.7%	3.7%

Advanced Airlaid Materials’ net sales increased $12.9 million, or 24.7 percent reflecting a $3.9 million benefit from higher selling prices and $4.7 million from foreign currency translation. Net sales also benefited from a 10.8 percent increase in shipments.

Operating income was $3.7 million in the second-quarter 2011, nearly doubling results from the second quarter of 2010. During the second quarter, selling price increases slightly outpaced higher input costs of $3.5 million. In addition, this unit’s overall performance benefited from previously outlined improvement initiatives including supply chain synergies, waste reduction and higher machine output. Operating income also benefited $0.3 million from currency translation due to a more favorable Euro offset somewhat by a stronger Canadian dollar.

Other Financial Information

In the second quarter of 2011, the Company recorded a $2.9 million income tax benefit on a pretax loss of $0.4 million. The benefit was primarily due to the resolution of certain foreign tax audits, partially offset by adjustments to the carrying value of deferred taxes in connection with changes in state tax laws.

2011 First-Half Results

For the first six months of 2011, on a GAAP basis, the Company reported net income of $19.9 million or $0.43 per diluted share, compared with a loss of $0.3 million or $0.01 per diluted share in the same period of 2010. The results of operations for both periods include the impact of significant unusual and non-recurring items. The following table sets forth a reconciliation of net income or loss on a GAAP basis to adjusted earnings:

	Six Months Ended June 30
	2011		2010
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income (loss)	$19,927	$0.43	$(271)	$(0.01)
Acquisition and integration related costs	793	0.02	8,321	0.18
Foreign currency hedge on acquisition price	–	–	1,673	0.04
Timberland sales and related transaction costs	(1,650)	(0.04)	(99)	—
Adjusted earnings	$19,070	$0.41	$9,624	$0.21

Consolidated net sales for the first half of 2011 were $794.8 million, a 13.5 percent increase compared with $700.1 million for the same period of 2010, reflecting generally stronger shipping volumes in all of our businesses, higher selling prices and a favorable impact from foreign currency translation.

Balance Sheet

Capital expenditures totaled $27.9 million in the first half of 2011 compared with $15.4 million in the same period of 2010. Capital expenditures are expected to be approximately $60 million to $65 million for 2011.

Cash and cash equivalents totaled $108.3 million at June 30, 2011 and net debt, excluding cash collateralized borrowings, was $187.6 million, a decrease of $13.0 million compared with year-end 2010. Free cash flow (cash provided by operations less capital expenditures) was $20.4 million for the first half of 2011 and $67.2 million for the first half of 2010. Free cash flow in 2011 and 2010 included $20.7 million and $54.9 million, respectively, of cash tax benefits related to cellulosic biofuel and alternative fuel mixture credits. (Net debt and free cash flow are non-GAAP measures. Refer to the calculation of these measures provided in this release).

In April 2011, the Company announced a $50 million share buyback program authorized by its Board of Directors. Through June 30, 2011, the Company repurchased 318,608 shares of common stock for approximately $4.7 million. The program does not obligate the Company to repurchase any particular amount of common stock and it may be modified or suspended at any time at the Board’s discretion.

Outlook

For Specialty Papers, the Company expects shipping volumes in the third quarter of 2011 to be approximately five percent ahead of the second quarter and selling prices are expected to increase at a faster pace than input costs. During the second quarter the business completed its annual maintenance outages at a cost of $20.6 million and during the current quarter the business will complete normal third quarter maintenance outages with an estimated cost of $2.5 million.

For Composite Fibers, the Company anticipates shipping volumes to be approximately five percent higher than the second quarter including shipments of tea and coffee products increasing approximately ten percent. Selling prices for the third quarter are expected to be in-line with the second quarter with input costs rising modestly which is largely attributable to a timing lag between price realization and input cost changes.

Shipping volumes for the Advanced Airlaid Materials business unit in the third quarter of 2011 are expected to increase by approximately five percent compared with the second quarter. Selling prices and input costs are expected to be largely in-line with the second quarter levels.

During the third quarter of 2011, the Company will record a $2.0 million one-time pre-tax charge for the normal pension accounting expense associated with the retirement of the Company’s former CEO.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its second-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations web site at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 2nd Quarter 2011 Earnings Release Conference Call
When:	Tuesday, August 2, 2011, 11:00 a.m. Eastern Time
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	82659077
Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx
Rebroadcast Dates:	August 2, 2011 12:00 through August 16, 2011 11:59 p.m.
Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406
Conference ID:	82659077

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which Glatfelter does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, acquisition integration risks, technological changes and innovations, market growth rates, cost reduction initiatives, and other factors. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.5 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended June
	June 30		30
In thousands, except per share	2011	2010	2011	2010
Net sales	$397,985	$362,781	$794,756	$700,056
Energy and related sales – net	2,060	1,915	5,047	5,522

Total revenues	400,045	364,696	799,803	705,578
Costs of products sold	362,545	329,236	702,136	625,902

Gross profit	37,500	35,460	97,667	79,676
Selling, general and administrative expenses	31,320	28,847	63,090	63,517
(Gains) losses on dispositions of plant, equipment and timberlands, net	(29)	(168)	(3,204)	(168)

Operating income	6,209	6,781	37,781	16,327
Non-operating income (expense)
Interest expense	(6,461)	(6,817)	(12,921)	(12,480)
Interest income	150	168	357	338
Other – net	(275)	366	(268)	(3,617)

Total other income (expense)	(6,586)	(6,283)	(12,832)	(15,759)

Income before income taxes	(377)	498	24,949	568
Income tax provision (benefit)	(2,878)	395	5,022	839

Net income (loss)	$2,501	$103	$19,927	($271)

Earnings (loss) per share
Basic	$0.05	$0.00	$0.43	$(0.01)
Diluted	0.05	0.00	0.43	(0.01)
Cash dividends declared per common share	$0.09	$0.09	$0.18	$0.18
Weighted average shares outstanding
Basic	46,080	45,908	46,075	45,872
Diluted	46,633	46,313	46,502	45,872

Business Unit Financial Information
(unaudited)

Three months ended June 30					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials		Other and Unallocated		Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Net sales	$216.7	$208.7	$116.4	$102.0	$64.9	$52.0	$–	$–	$398.0	$362.8
Energy and related sales, net	2.1	1.9	–	–	–	–	–	–	2.1	1.9

Total revenue	218.8	210.6	116.4	102.0	64.9	52.0	–	–	400.0	364.7
Cost of products sold	206.5	194.9	97.6	84.1	58.3	48.5	0.1	1.8	362.5	329.2

Gross profit	12.2	15.7	18.8	17.9	6.6	3.6	(0.1)	(1.8)	37.5	35.5
SG&A	12.3	13.0	9.6	9.0	2.8	1.6	6.6	5.2	31.3	28.8
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	–	–	–	(0.2)	–	(0.2)

Total operating income (loss)	(0.1)	2.7	9.3	8.9	3.7	1.9	(6.7)	(6.8)	6.2	6.8
Non-operating income (expense)	–	–	–	–	–	–	(6.6)	(6.3)	(6.6)	(6.3)

Income (loss) before income taxes	$(0.1)	$2.7	$9.3	$8.9	$3.7	$1.9	$(13.3)	$(13.1)	$(0.4)	$0.5

Supplementary Data
Net tons sold	191.8	187.8	22.9	23.0	22.3	20.1	–	–	237.0	230.9
Depreciation, depletion and amortization	$8.9	$8.7	$6.4	$5.8	$2.1	$1.9	$–	$–	$17.4	$16.4
Capital expenditures	9.4	5.7	6.6	1.7	3.7	1.9	–	–	19.8	9.3

Six months ended June 30					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials		Other and Unallocated		Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Net sales	$437.2	$416.4	$231.6	$203.5	$126.0	$80.1	$–	$–	$794.8	$700.1
Energy and related sales, net	5.0	5.5	–	–	–	–	–	–	5.0	5.5

Total revenue	442.2	422.0	231.6	203.5	126.0	80.1	–	–	799.8	705.6
Cost of products sold	393.9	376.6	190.6	170.2	115.0	75.4	2.6	3.8	702.1	625.9

Gross profit	48.3	45.4	41.0	33.3	11.0	4.7	(2.6)	(3.8)	97.7	79.7
SG&A	26.2	26.7	19.4	18.1	5.5	2.6	12.0	16.1	63.1	63.5
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	–	–	(3.2)	(0.2)	(3.2)	(0.2)

Total operating income (loss)	22.1	18.7	21.6	15.2	5.5	2.2	(11.5)	(19.7)	37.8	16.3
Non-operating income (expense)	–	–	–	–	–	–	(12.8)	(15.8)	(12.9)	(15.8)

Income (loss) before income taxes	$22.1	$18.7	$21.6	$15.2	$5.5	$2.2	$(24.3)	$(35.5)	$24.9	$0.6

Supplementary Data
Net tons sold	390.5	381.0	45.8	44.3	43.8	31.2	–	–	480.2	456.5
Depreciation, depletion and amortization	$17.5	$17.3	$12.5	$11.9	$4.3	$3.0	$–	$–	$34.3	$32.2
Capital expenditures	13.3	8.7	10.5	3.2	4.1	3.5	–	–	27.9	15.4

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information
(unaudited)

	Six months ended
	June 30
In thousands	2011	2010
Cash Flow Data
Cash provided (used) by:
Operating activities	$48,313	$82,675
Investing activities	(24,437)	(244,343)
Financing activities	(13,446)	70,236
Depreciation, depletion and amortization	34,257	32,166
Capital expenditures	27,877	15,445
June 30		December 31
	2011	2010

Balance Sheet Data
Cash and cash equivalents	$108,296	$95,788
Total assets	1,400,588	1,341,747
Total debt	332,565	333,022
Shareholders’ equity	585,222	552,442

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the company’s fundamental business in relation to prior periods. The performance of the company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins overhead, and operating margins, among others. Gains on the sale of timberlands, acquisition and integration related costs, charges for environmental reserves and shutdown and restructuring charges are excluded from the company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the company’s core business, and will only impact the company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs are unique items that do not represent direct costs incurred in the manufacture and sale of the company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the company for the applicable period and, therefore, does not present a complete picture of the company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.

Free cash flow and net debt are also non-GAAP financial measures, however, the calculation of each is derived directly from information included in the Company’s GAAP based consolidated financial statements. The Company believes these provide meaningful measures of the Company’s financial position and of its ability to generate sufficient levels of cash flow to support its business strategies.

The following tables set forth the calculations of free cash flow and net debt.

Calculation of Free Cash Flow	Six months ended June 30
In thousands	2011	2010
Cash from operations	$48,313	$82,675
Less:
Capital expenditures	(27,877)	(15,445)
Free cash flow	$20,436	$67,230

Calculation of Net Debt	June 30	December 31
In thousands	2011	2010
Short term debt	$–	$798
Long term debt	332,565	332,224

Total	332,565	333,022
Less: Cash	(108,296)	(95,788)

Total debt less cash	224,269	237,234
Less: Collateralized debt	(36,695)	(36,695)

Net Debt	$187,574	$200,539

Non-GAAP adjusted earnings, free cash flow and net debt should not be considered in isolation from, or as substitutes for, measures of financial performance prepared in accordance with GAAP.